Atlanta, Georgia

August 03, 2006

PRESS RELEASE

FOR IMMEDIATE RELEASE

Cagle's Inc. Announces Results for First Quarter Ended July 01, 2006

 And the Sale of Interest in Cagle’s Keystone LLC

Cagle’s Inc. reported a first quarter fiscal year 2007 loss of ($1.76) million or ($.37) per diluted share as compared with a net income of $1.44 million or $.30 per diluted share for the first three months of fiscal 2006.

First quarter poultry revenues decreased 7.4%; considerably less than overall poultry markets which declined 21% relative to the first quarter of fiscal 2006. Leg quarter and drumstick markets were more than 30% lower than this period last year influenced by the continued lack of international demand (due in most part from the impact of Avian Influenza outbreaks in Asia and Eastern Europe). As of this release, export markets showed positive gains with leg quarter prices improving by 40% versus the first quarter 2007 average. Cagle’s decreased slaughter production in the fall of 2005 by 4.4% and this summer our competitors followed suit announcing cutbacks ranging from 3% to 4.3%. We believe these cutbacks will result in stable to improving poultry prices for the balance of this calendar year.

Cagle’s cost of sales per pound decreased 6.41% despite escalating energy and transportation costs. The cost of feed ingredients remained essentially flat with a .3% increase from the first quarter of 2006. Both corn and soy crops appear to be in position to provide our industry with reasonable feed cost continuing on through the end of this fiscal year. However, the cost of corn may be impacted in future periods due to its increasing use in the making of ethanol, an alternative energy source. If the Company continues to constrain cost of sales and export markets remain stable, we expect to experience improving earnings during the remaining quarters of fiscal 2007.

Additionally, on August 1, 2006,  Cagle’s, Inc. accepted an offer from Grow-Out Holdings, LLC to purchase the company’s thirty percent (30%) interest in Cagle’s Keystone LLC.  Grow-Out Holdings, LLC owns the other seventy percent (70%) of Cagle’s Keystone LLC.

The purchase price is $28,000,000 cash.  The parties will enter into a purchase agreement containing standard representations and warranties

Cagle's Inc.

/s/ J. Douglas Cagle

J. Douglas Cagle

Chairman, CEO

Forward-Looking Statements:

Statements contained in this press release that state the intentions, hopes, beliefs, anticipations, expectations or predictions of the future of Cagle's Inc. and its management are forward looking statements. It is important to note that the actual results could differ materially from those projected. Factors that could cause actual results to differ materially from those project in such forward-looking statements include: additional outbreaks of avian influenza or other diseases affecting the production performance and/or marketability of the Company’s poultry products; matters affecting the poultry industry in general, including fluctuations in the commodity prices of feed ingredients and chicken; contamination of our products leading to product liability claims and recalls; exposures to risks related to property damage and injuries to persons for which insurance is limited and potentially inadequate; management of our cash resources, particularly in light of our substantial leverage; trade barriers; changes in laws or regulations affecting our operations as well as competitive factors and pricing pressures; and the impact of uncertainties of litigations as well as other risk factors.

Cagle's Inc.
Consolidated Statements of Income
(in thousands except per share amounts)

	July 1, 2006	July 2, 2005

Net Sales	$ 54,277	$ 61,593
Cost and Expenses:
Cost of Sales	54,130	56,981
Selling & Delivery, and General & Admin	3,267	3,240
Total Cost and Expenses	57,397	60,221

Operating Profit (Loss)	(3,120)	1,372
Other Income (Expense):
Interest Expense	(692)	(624)
Other Income (Expense), net	118	525
Total Other Income (Expense),net	(574)	(99)

Equity in Earnings of Unconsolidated Affiliates	941	975
Profit (Loss) before Income Taxes	(2,753)	2,248

Income Tax Expense (Benefit)	(991)	809
Net Profit (Loss)	$ (1,762)	$ 1,439
Net Profit (Loss) per Share	$ (0.37)	$ 0.30

Cagle's Inc.
Condensed Consolidated Balance Sheet (in thousands)

ASSETS	July 1, 2006	July 3, 2005

Current Assets	$ 34,417	$ 33,581

Investments in Affiliates	9,363	6,781

Other Assets	7,320	9,945

Property, Plant, and Equipment (net)	42,525	45,007

TOTAL ASSETS	$ 96,625	$ 95,314

LIABILITIES & STOCKHOLDER'S EQUITY

Current Maturities of Long-term Debt	$ 3,689	$ 3,488
Trade Accounts Payable	11,400	11,060
Other Current Liabilities	6,291	6,293
Total Current Liabilities	21,380	20,841

Long-Term Debt	31,775	27,228

Other Non-current Liabilities	-	-

Total Stockholders Equity	43,470	47,245

TOTAL LIABILITIES & STOCKHOLDERS EQUITY	$ 96,625	$ 95,314